Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-142261) pertaining to the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan and (Form S-8 No. 333-142260) pertaining to the Pine Photonics Communications Inc. 2000 Stock Plan of our report dated June 19, 2007, except for Note 2, as to which the date is February 23, 2008, with respect to the consolidated financial statements of Opnext, Inc. and subsidiaries included in Amendment No. 1 to its Annual Report (Form 10-K/A) for the year ended March 31, 2007.

/s/ Ernst & Young LLP

New York, New York
February 23, 2008

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